Exhibit 1

CERTAIN INFORMATION REGARDING THE PARTICIPANTS

The Participants (as defined below) intend to file a definitive proxy statement and accompanying form of proxy card with the Securities and Exchange Commission to be used in connection with the 2025 annual meeting of stockholders of Match Group, Inc. (the “Company”).

The “Participants” in this proxy solicitation are currently: (i) Anson Investments Master Fund LP (“Anson Investments Master Fund”), (ii) AIMF GP LLC (“AIMF GP”), (iii) Anson East Master Fund LP (“Anson East Master”), (iv) AEMF GP LLC (“AEMF GP”), (v) Anson North Star Tactical Equity Fund LP (“Anson North Star” and together with Anson Investments Master Fund and Anson East Master, the “Anson Master Funds”), (vi) ANSF GP LLC (“ANSF GP”), (vii) Anson Funds Management LP (“Anson Management”), (viii) Anson Advisors Inc. (“Anson Advisors” and together with Anson Management, the “Anson Investment Advisers”), (ix) Anson Management GP LLC (“Anson Management GP”), (x) Moez Kassam (“Mr. Kassam”), (xi) Tony Moore (“Mr. Moore”), (xii) Amin Nathoo (“Mr. Nathoo” and together Mr. Kassam and Mr. Moore, the “Anson Individuals”), (xiii) Sagar Gupta, (xiv) Funmibi (Fumbi) Chima, (xv) Laura Lee, and (xvi) Kelley Morrell.

As of the date hereof, the Participants may be deemed to beneficially own (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended), in the aggregate, 1,072,879 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) (including 200 shares of Common Stock held in record name by Anson Investments Master Fund and 100 shares of Common Stock held in record name by Anson East Master). Anson Investments Master Fund may be deemed to beneficially own 793,852 shares of Common Stock (including the 200 shares of Common Stock held in record name). AIMF GP, as the general partner of Anson Investments Master Fund, may be deemed to beneficially own the 793,852 shares of Common Stock owned by Anson Investments Master Fund (including the 200 shares of Common Stock held in record name by Anson Investments Master Fund). Anson East Master may be deemed to beneficially own 214,027 shares of Common Stock (including 100 shares of Common Stock held in record name). AEMF GP, as the general partner of Anson East Master, may be deemed to beneficially own the 214,027 shares of Common Stock owned by Anson East Master (including 100 shares of Common Stock held in record name by Anson East Master). Anson North Star may be deemed to beneficially own 65,000 shares of Common Stock. ANSF GP, as the general partner of Anson North Star, may be deemed to beneficially own the 65,000 shares of Common Stock owned by Anson North Star. Each of the Anson Investment Advisers may be deemed to beneficially own 1,072,879 shares of Common Stock (including 200 shares of Common Stock held in record name by Anson Investments Master Fund and 100 shares of Common Stock held in record name by Anson East Master), by virtue of being a co-investment adviser to the Anson Master Funds. Anson Management GP, as the general partner of Anson Management, may be deemed to beneficially own the 1,072,879 shares of Common Stock beneficially owned by Anson Management (including 200 shares of Common Stock held in record name by Anson Investments Master Fund and 100 shares of Common Stock held in record name by Anson East Master). Each of the Anson Individuals may be deemed to beneficially own 1,072,879 shares of Common Stock (including 200 shares of Common Stock held in record name by Anson Investments Master Fund and 100 shares of Common Stock held in record name by Anson East Master), by virtue of their relationships to the Anson Investment Advisers. Each of the Anson Individuals disclaims beneficial ownership on these 1,072,879 shares of Common Stock except to the extent of their pecuniary interest therein.

None of the other Participants own, beneficially or of record, any securities of the Company as of the date hereof.